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                                                                  Exhibit 10.65


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of August 7, 1996, is made and entered into by and between RIDE, INC., a Washington corporation (the "Company"), and ROBERT E. HALL, an individual (the "Employee").

                                    AGREEMENT

         1. Employment. The Company agrees to employ the Employee and the Employee hereby agrees to be employed by the Company upon the terms and conditions contained in this Agreement for the period (hereinafter called the "Term of Employment") specified in Section 3 below.

         2. Duties.

                  (a) Beginning on August 20, 1996 (the "Effective Date") and continuing through the Term of Employment, the Employee shall serve the Company under the direction of the Board of Directors of the Company, faithfully, diligently and competently and to the best of his ability. The Employee shall have the title and office of President and Chief Executive Officer. The Company shall include the Employee's name among the nominees of the Board of Directors for election to the Board of Director at any meeting of the shareholders of the Company to be held during the Term of Employment.

                  (b) The Employee shall devote all of his business time, attention, knowledge and skills to the business and interest of the Company, and the Company shall be entitled to all of the benefits, arising from or incident to all work, services and advice of the Employee. Employee shall report for work at the Company's Preston, Washington facility by not later than the Effective Date. The Employee shall be permitted to remain a director of ATEC, Inc. The Company acknowledges that for a period not to exceed six (6) months the Employee will need to devote a small portion of his time to the disposal of his existing business, Galena Creek Trading Company, Inc. d/b/a "Smiley".

                  (c) The Employee shall execute the Company's standard Proprietary Information Agreement in the form attached hereto as Exhibit A.


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         3. Terms of Employment; Termination.

                  (a) The Company shall employ the Employee, and the Employee shall serve the Company, for a period commencing on the Effective Date and terminating on the earliest to occur of the following:

                           i) five (5) year(s) from the Effective Date; or

                           ii) the date on which the Company gives written
notice to the Employee of termination due to the Employee's being unable, because of physical or mental illness or disability, to perform his duties hereunder; provided, however, that such notice may not be given by the Company unless the Employee has been unable, because of such illness or disability, to perform his duties hereunder for an aggregate of one hundred twenty (120) working days or ninety (90) consecutive working days during the twelve calendar months preceding the month in which such notice is given;

                           iii) the death of the Employee;

                           iv) the date on which the Company gives written
notice to the Employee of termination with or without Cause; or

                           v) the date on which the Employee gives written
notice to the Company of termination with Cause.

                  (b) Where reference is made in this Agreement to termination being by the Company for Cause, Cause shall be limited to the following:

                           i) Repeated failure or refusal by the Employee to
carry out the reasonable directions of the Board of Directors on matters of a material nature, provided such directions are lawful and consistent with the duties and obligations herein set forth to be performed by the Employee;

                           ii) Violation by the Employee of a state or federal
law involving the commission of a crime against the Company or a felony that materially and adversely affects the Company; or

                           iii) Any material breach of this Agreement by the
Employee not corrected as provided in Section 3(d) hereof.

                  (c) Where reference is made in this Agreement to termination being by the Employee for Cause, Cause shall mean any breach of this Agreement by the Company not corrected as provided in Section 3(e) hereof.


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                  (d) Upon termination of the Employee's employment by the
Company without Cause, the Company shall continue to pay the salary specified in paragraph 4(a) (as adjusted from time to time) for a period of six (6) months from the date of termination.

                  (e) Whenever a breach of this Agreement or other action or inaction by either party is relied upon as a justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach or right to take certain actions based on the action or inaction of the other party shall give the other party written notice of the existence and nature of the breach or of the existence and nature of such action or inaction and the opportunity to correct such breach or action or inaction during the five (5) day period following such notice.

                  (f) No termination of the Term of Employment by the Company for any reason will affect in any way any accrued rights to which the Employee may be entitled as of the date of termination.

         4. Compensation and Fringe Benefits.

                  (a) Salary. The Company shall pay to the Employee as compensation for the performance of his duties and obligations hereunder a salary of Two Hundred Thousand Dollars ($200,000) on an annualized basis until December 31, 1997, which amount shall be reviewed on or about such date and annually thereafter by the Company, provided however, that the salary shall increase at least five percent (5%) per year beginning December 31, 1997. The compensation payable pursuant to this Section 4(a) shall be payable twice monthly in accordance with the Company's standard payroll practice, as such practice may be amended from time to time.

                  (b) Stock Options. Upon execution of this Agreement, the Company shall grant to the Employee an option under the Company's 1994 Stock Option Plan (the "Plan") to purchase sixty-two thousand five hundred (62,500) shares of the Company's Common Stock at a price per share equal to the closing sale price of the Common Stock on the date of grant. Such options shall vest twenty-five percent (25%) on each of the first four anniversaries of the date of grant. The remaining terms of such options shall be governed by the Plan.

                  In addition, each full calendar year during the term of this Agreement, the Employee shall be eligible to earn a bonus in the form of additional options under the Plan. The amount of shares underlying the option to be granted to the Employee in a particular year shall be equal to fifty thousand (50,000)


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multiplied by the percentage by which actual consolidated net income of the
Company for the year in question exceeds budgeted consolidated net income, as set forth in the budget for such year approved by the Company's Board of Directors prior to the commencement of the year in question. For example, if in December 1996, the Board of Directors approves a budget for 1997 of $1,000,000 in consolidated net income and the Company earns consolidated net income of $1,300,000 during 1997, the Employee shall have earned a bonus in the form of an option to purchase fifteen thousand (15,000) (or 30% multiplied by 50,000) shares of Common Stock. Actual consolidated net income shall be the consolidated net income as it appears in the Company's audited financial statements, as adjusted to remove the effect of acquisitions completed during the calendar year in question.

                  (c) Automobile. The Company will provide to the Employee the use of a late model Chevrolet Suburban or, at Employee's option, will provide Employee with a car allowance in an amount necessary to lease an automobile with a purchase price of $40,000. The Employee shall be entitled to spend the car allowance in such manner as he deems appropriate and shall not be responsible for presenting to the Company evidence of automobile expenses. The Company shall also reimburse the Employee for repairs and maintenance of said vehicle and for the cost of fuel and insurance.

                  (d) Relocation Expenses. Upon the presentation of documentation reasonably acceptable to the Company, the Company shall reimburse the Employee for out-of-pocket costs incurred by the Employee for packaging and shipping his possessions and traveling to his new residence in the Seattle metropolitan area, subject to a maximum gross benefit of $6,000. The Company shall also reimburse the Employee for the sales commission (up to 6% of the gross selling price) on the sale of the Employee's residence in Lake Tahoe, Nevada. The Company shall reimburse the Employee for the cost of up to six (6) round-trip airline tickets for each of the Employee and his spouse for travel between Seattle and Lake Tahoe during the period of the Employee's relocation. The Company shall provide a furnished condominium for use by the Employee during the period from the Effective Date until the sale of the Employee's residence in Lake Tahoe, but not to exceed one hundred eighty (180) days. Other than the condominium described in the preceding sentence, the benefits described in this paragraph 4(d) shall not lapse due to the passage of time.

                  (e) Other Benefits. The Employee shall be enrolled and participate in any stock option, stock purchase, retirement and group insurance plans and arrangements which are applicable to the executive personnel of the Company and in effect from time to time, if he is eligible therefor, in each case in accordance with and subject to the provisions thereof. In addition, the


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Company shall pay the cost of insuring the Employee's spouse under the health insurance plan carried by the Company. The Company shall pay the cost of up to two thousand four hundred dollars ($2,400) annually for membership fees to the Young Presidents Organization and up to three thousand six hundred dollars ($3,600) annually for fees relating to The Executive Committee.

         5. Expenses. All travel and other reasonable expenses incident to the rendering of services by the Employee hereunder will be paid by the Company. If such expenses are paid in the first instance by the Employee, the Company will reimburse him therefor on presentation of proper expense accounts.

         6. Noncompetition.

                  (a) During the term of this Agreement and for a period of two
(2) years from the date he ceases to be an employee of the Company, Employee shall not, unless released from such prohibition by the Company's Board of Directors (and consistent with such conditions as the Board of Directors may impose on any such release), anywhere in the world, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with any business engaged in the manufacture, design, marketing or distribution of snowboards, snowboard boots, snowboard bindings or snowboard apparel. The Employee shall be deemed to be connected with a business if such business is carried on by partnership in which he is a general or limited partner, consultant or employee or a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prevent the purchase or ownership by the Employee of shares less than 1% of the outstanding shares in a publicly or privately held corporation.

                  (b) The Employee acknowledges that this agreement not to compete is essential to the Company and that the Company would not enter into this Agreement if it did not include such agreement.

                  (c) The Employee acknowledges that any violation by him of this Agreement may cause the Company irreparable injury. The Company acknowledges that any violation by the Company of the Agreement may cause the Employee irreparable injury. Therefore, each party separately agrees that the injured party shall be entitled, in addition to any remedies it may have under this Agreement or at law to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party.


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                  (d) During the Term of Employment and for a period of two (2)
years after the employment of the Employee is terminated for any reason, he will not directly or indirectly, either for his account or as representative or agent for any other person, firm or corporation, solicit the services of, or entice away, any employee of the Company, or the employee of any company affiliated with the Company.

         7. No Right of Assignment or Delegation. The Employee may not assign his rights nor delegate his duties under this Agreement without the prior written consent of the Company.

         8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, legal or personal representatives, successors and assigns.

         9. Notices. Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or when mailed by first class certified or registered mail, postage prepaid, to the party for whom intended at the following address:

                           The Company:

                           Chairman
                           Ride, Inc.
                           8160 304th Avenue, S.E.
                           Preston, WA  98050

                           The Employee:

                           Robert E. Hall
                           ___________________
                           ___________________

or to such other address, as to either party, as such party shall from time to time designate by like notice to the other.

         10. Prior Agreement. This Agreement will, upon the commencement of the term of Employment, supersede all prior agreements between the Employee and the Company, including any agreements with predecessors of the Company, and any such prior agreements and the terms and conditions thereof shall thereafter be null, void and of no effect.

         11. General. The terms and provisions contained herein (i) constitute the entire agreement between the Company and the Employee with respect to the subject matter hereof and (ii) may be amended or modified only by written agreement executed by the parties hereto.


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         12. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Washington without regard to the choice of law principles of the State of Washington or any other jurisdiction. Any dispute arising under this Agreement shall be litigated exclusively in the state and federal courts situate in King County, Washington, and the parties hereby irrevocably consent to the jurisdiction and venue of such courts and waive any defense of inconvenient forum.

         13. Counterparts. This Agreement may be executed in two or more counterparts of like tenor and effect, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         14. Severability. The provisions of this Agreement are severable and the invalidity of any such provision in any jurisdiction shall not affect the validity of any other such provision in such jurisdiction or in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the First date written above.

                                  RIDE, INC.

                                  By: /s/ Roger B. Madison, Jr.
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                                      Roger B. Madison, Jr.
                                      Chairman

                                  EMPLOYEE:

                                  /s/ Robert E. Hall
                                  ----------------------------------
                                  Robert E. Hall, an individual


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